Exhibit 6.3

SHARED SERVICES AGREEMENT

This Shared Services Agreement (this “Agreement”) is entered into as of February 2, 2021, by and between Aii Capital Management, LLC, a Nevada limited liability company (“ACM”) and Real Estate Income Investors, LLC, a California limited liability company (the “Manager”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Amended and Restated Operating Agreement of StartEngine Real Estate REIT 1, LLC, dated as of the date hereof (as the same may be amended from time to time, the “REIT Operating Agreement”) and Amended and Restated Operating Agreement of StartEngine Real Estate Management 1, LLC (as the same may be amended from time to time, together with the REIT Operating Agreement, the “Operating Agreements”).

WHEREAS, StartEngine Real Estate REIT 1, LLC (the “Company”) is a Delaware limited liability company formed to originate, invest in and manage a diversified portfolio of commercial real estate properties;

WHEREAS, all of the Company’s investments will be held through its controlled subsidiary, StartEngine Real Estate Management 1, LLC, a Delaware limited liability company (“Opco”);

WHEREAS, the Manager is designated as a non-member manager of the Company and advisor to Opco with responsibilities that include overseeing the Company and Opco’s overall investment strategy, adopting the Company and Opco’s investment guidelines, assisting with any Securities and Exchange Commission (the “SEC”) examination of the Company or Opco, and advising on regulatory matters, all as set forth in the Operating Agreements;

WHEREAS, ACM is registered with the SEC as a non-exempt investment adviser or private fund manager under the U.S. Investment Advisers Act of 1940; and

WHEREAS, ACM has agreed to provide the Manager with the personnel, services and resources necessary to perform those obligations and responsibilities under the Operating Agreements which if provided by Manager would require an registration or an applicable exemption from registration as an investment adviser under State or Federal law (the “Services and Resources”).

NOW THEREFORE, ACM and the Manager hereby agree as follows:

1.             Services. Upon the Manager’s request, ACM hereby agrees to provide the Manager with the Services and Resources, in consideration of the payment of the fees and expenses described in Section 3 hereof, during the term of this Agreement. ACM hereby agrees not to take any actions in contravention of, or that could cause the Manager to be in breach of, the Operating Agreements.

2.             Term and Termination.

(a)               This Agreement shall commence on the date hereof and, unless sooner terminated in accordance with the terms hereof or by mutual written consent of the parties, shall remain in effect for so long as the Operating Agreements are in effect.

(b)               The Manager may terminate this Agreement immediately upon written notice to ACM if ACM: (i) becomes the subject of a petition in bankruptcy which is not withdrawn or dismissed within 60 days thereafter; (ii) makes an assignment for the benefit of creditors; or (iii) breaches any material obligation under this Agreement and fails to cure such breach within 30 days after delivery of notice thereof by the Manager.

(c)               ACM may terminate this Agreement immediately upon written notice to the Manager if the Manager breaches any material obligation under this Agreement and fails to cure such breach within 30 days after delivery of notice thereof by ACM.

3.             Fees and Expenses.

(a)               The Manager shall reimburse ACM for the costs and expenses of ACM and its Affiliates incurred in connection with providing the Services and Resources to Manager under this Agreement up to an amount not to exceed the fees payable to Manager by the Company and Opco under the Operating Agreements for providing such services.

(b)               The Manager shall pay ACM the amount of any costs and expenses in cash within five Business Days after the date of payment of associated fees (or any portion or installment of such fees) by the Company and Opco to the Manager.

4.             Standard of Care. ACM shall use commercially reasonable efforts in the timely provision of the Services and Resources to be rendered hereunder and shall cooperate with the Manager in connection with the provision of such Services and Resources to the Company and Opco. The parties will consult with each other in good faith, as required, with respect to the furnishing of, and payment for, special or additional services, extraordinary items and the like.

5.             Representations and Warranties.

(a)               ACM hereby represents and warrants to the Company and Opco as follows:

(i)                 ACM is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada. ACM has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

(ii)              The execution and delivery by ACM of this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by ACM of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of ACM and will not violate any provision of law, any order of any court or other agency of government, the charter or bylaws of ACM or any other organizational document of ACM.

(iii)            This Agreement has been duly executed and delivered by ACM and constitutes the legal, valid and binding obligations of ACM, enforceable against ACM in accordance with its terms, except as the enforceability hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

(iv)             ACM has received and carefully reviewed a copy of the Operating Agreements.

(b)               The Manager hereby represents and warrants to ACM as follows:

(i)                 The Manager is a limited liability company duly formed, validly existing and in good standing under the laws of the State of California. The Manager has the power and authority under its organizational documents to own and operate its assets and to carry on its business as proposed to be conducted, to execute, deliver and perform this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party.

(ii)              The execution and delivery by the Manager of this Agreement and any other document, agreement, certificate and instrument that may be contemplated hereby to which it is a party, the performance by the Manager of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action on the part of the Manager and will not violate any provision of law, any order of any court or other agency of government, the certificate of formation of the Manager or any other organizational document of the Manager.

(iii)            This Agreement has been duly executed and delivered by the Manager and constitutes the legal, valid and binding obligations of the Manager, enforceable against the Manager in accordance with its terms, except as the enforceability hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

6.             Confidential Information.

(a)               ACM acknowledges that the information and knowledge obtained in the course of providing the Services and Resources relating to the Company’s,Opco’s or the Manager’s business (the “Confidential Information”) are of a confidential nature. ACM shall, and shall ensure that its employees, use commercially reasonable efforts to take all actions necessary and appropriate to preserve the confidentiality of the Confidential Information and prevent (i) the disclosure of the Confidential Information to any person other than employees of ACM who have a need to know of it in order to perform their duties hereunder; and (ii) the use of the Confidential Information other than in connection with the performance of its duties hereunder.

(b)               The foregoing provision shall not apply to Confidential Information that (i) has been disclosed to the public by the Company, Opco or the Manager, as applicable, (ii) otherwise entered the public domain through lawful means, (iii) was or is disclosed to ACM by a third party and which to the knowledge of the Company or Opco, as applicable,, after investigation, is not subject to an obligation of confidentiality to ACM, (iv) was known by ACM prior to its receipt from the Company, Opco or the Manager, as applicable, (v) was developed by ACM independently of any disclosures previously made by the Company, Opco or the Manager, as applicable to ACM of such information, (vi) is required to be disclosed by ACM in connection with any judicial, administrative or other governmental proceeding involving the Company, Opco, the Manager, or ACM, or any of their affiliates or employees (whether or not such proceeding involves third parties) relating to the Services and Resources or this Agreement, provided that ACM first give written detailed notice thereof to the Company, Opco or the Manager, as applicable, as soon as possible prior to such disclosure, unless notice would be unlawful, or (vii) is disclosed in good faith by ACM in the ordinary course of carrying out its duties hereunder.

7.             Limitation on Liability; Indemnification.

(a)               ACM assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. ACM and its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing advisory or sub-advisory services to ACM, will not be liable to the Manager or the Manager’s stockholders, partners or members for any acts or omissions by any such Person (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with and pursuant to this Agreement, except by reason of acts or omission constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless ACM, its Affiliates, and any of their members, stockholders, managers, partners, personnel, officers, directors, employees, consultants and any person providing advisory or sub-advisory services to ACM (each, a “ACM Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (collectively “Losses”) incurred by the ACM Indemnified Party in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Manager or its security holders) arising from any acts or omissions of such ACM Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such ACM Indemnified Party under this Agreement.

(b)               ACM shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, and the directors, officers, stockholders, partners or members of the Manager (each, a “Manager Indemnified Party” and, together with a ACM Indemnified Party, an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of ACM constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of ACM under this Agreement or (ii) any claims by ACM’s employees relating to the terms and conditions of their employment by ACM. ACM hereby agrees that from the date hereof until the termination of this Agreement, ACM shall maintain errors and omissions and other customary insurance coverage in such amounts and with such carriers as determined by ACM, in its sole discretion.

(c)               The Manager acknowledges that the duties owed by ACM to the Manager are contractual in nature and governed by the terms of this Agreement and that ACM shall owe no fiduciary duties to the Manager or its members.

(d)               The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement.

8.             Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any party without the prior written consent of the other parties hereto, and any such unauthorized assignment or transfer will be void. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.             Additional Documents. From time to time after execution of this Agreement, the parties hereto will, without additional consideration, execute and deliver such further documents and take such further action as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement.

10.           Entire Agreement. This Agreement contains the entire understanding between the parties and shall not be modified except in writing by the parties hereto. Furthermore, this Agreement supersedes any prior understandings and written or oral agreements between them respecting the subject matter of this Agreement.

11.           Title and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

12.           Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party may desire or be required to give hereunder must be in writing and must be given (a) by hand delivery, (b) by a recognized overnight courier service providing confirmation of delivery overnight courier, or (c) by email, to the email addresses set forth below or at such other address as the parties may specify by notice given to the other parties in accordance with this Section 12. A notice sent by overnight courier shall be deemed given on the next business day after the day said notice is delivered to the overnight courier. A notice sent by hand delivery or by e-mail shall be deemed given on the day sent (provided email is electronically confirmed received).

ACM:	Aii Capital Management, LLC 766 New Los Angeles Ave. #D4 Moorpark, CA 93021 Attention: General Counsel Fax: 805-604-2641

The Manager:	Real Estate Income Investors, LLC c/o Chesser Group, Inc. 766 New Los Angeles Ave. #D4 Moorpark, CA 93021 Fax: 805-604-2641

13.           Severability. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

14.           GOVERNING LAW. This Agreement and the rights and obligations of the parties under this agreement shall be governed by, and construed and interpreted in accordance with, the law of the state of California without regard to conflict of law principles.

15.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Shared Services Agreement as of the date first written above.

AII CAPITAL MANAGEMENT, LLC

By:
Name: Michael Chesser
Title: Manager

REAL ESTATE INCOME INVESTORS, LLC

By:
Name: Michael Chesser
Title: Manager